Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of GeoPharma, Inc. on Form S-4 of our report dated June 26, 2007 relating to the consolidated financial statements of Dynamic Health Products, Inc. and Subsidiaries for the years ending March 31, 2007 and 2006.

We consent to the use in this Registration Statement of GeoPharma, Inc. on Form S-4 of our report dated March 18, 2005, relating to the financial statements of Dynamic Marketing, Inc. for the years ending December 31, 2004, 2003, and 2002.

We also consent to the reference to our Firm under the caption “Experts” in said Registration Statement.

/s/ Brimmer, Burek & Keelan LLP
Brimmer, Burek & Keelan LLP
Tampa, Florida
July 2, 2007